SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 6, 2010

SPICY PICKLE FRANCHISING, INC.
(Exact name of registrant as specified in its charter)

Colorado (State or other jurisdiction of incorporation)	0-53000 (Commission File Number)	38-3750924 (IRS Employer Identification No.)

90 Madison Street, Suite 700, Denver, Colorado 80206
 (Address of principal executive offices)          (Zip Code)

(303) 297-1902
Registrant’s telephone number, including area code

Not Applicable
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective October 6, 2010, Carl R. Vertuca, Jr. was appointed as a Director of the Registrant.

Mr. Vertuca, age 63, has served as president of The Vertuca Group, a venture capital and real estate investment company based in Boulder, Colorado, since 2000.  He is also a managing member of the limited liability company that is the general partner of SOB Ventures, a private equity fund.  From 2003 to the present, Mr. Vertuca has been on the Board of Directors of DDi Corp. (“DDi”), a publicly held company based in Anaheim, California, that is a provider of time-critical, technologically-advanced printed circuit board (“PCB”) engineering and manufacturing services.  Mr. Vertuca currently is the Chairman of the Audit Committee and is a member of the Finance and Nomination and Corporate Governance Committees of the Board of Directors of DDi.  Since 1993, he served as Executive Vice President of Finance and Administration and a board member of The Dii Group, a publicly held PCB provider and contract manufacturing company, until it was acquired by Flextronics International in 2000.  Prior to his tenure at The Dii Group, Mr. Vertuca held various senior level management positions in manufacturing, engineering and finance at IBM Corporation and StorageTek Corporation.

Mr. Vertuca will receive an annual compensation of $25,000 for his services as a Director of the Registrant.

The Registrant has concluded that Mr. Vertuca is an experienced financial executive with the skills necessary to serve as Director

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPICY PICKLE FRANCHISING, INC.

October 12, 2010	By: Arnold Tinter
Arnold Tinter Chief Financial Officer